UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

June 3, 2010

Date of Report (Date of earliest event reported)

Harrah’s Entertainment, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-10410	62-1411755
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

One Caesars Palace Drive Las Vegas, Nevada 89109 (Address of principal executive offices) (Zip Code)

(702) 407-6000

(Registrant’s telephone number, including area code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On June 3, 2010, Harrah’s Entertainment, Inc. (the “Registrant” or “Harrah’s”) entered into (i) an investment and exchange agreement with Harrah’s BC, Inc., a wholly owned subsidiary of Harrah’s (“HBC”) and Paulson & Co. Inc. (“Paulson”), on behalf of the several investment funds and accounts managed by it (the “Paulson Investment and Exchange Agreement”) and (ii) an investment and exchange agreement with HBC, Apollo Management VI, L.P., on behalf of certain affiliated investment funds (collectively, “Apollo”), and TPG Capital, L.P., on behalf of certain affiliated investment funds (collectively, “TPG” and together with Apollo, the “Sponsors”) (the “Sponsor Investment and Exchange Agreement” and together with the Paulson Investment and Exchange Agreement, the “Investment and Exchange Agreements”).

Pursuant to the Investment and Exchange Agreements, Paulson and the Sponsors agreed to purchase approximately $532 million and $303 million, respectively, of 5.625% Senior Notes due 2015, 6.5% Senior Notes due 2016 and 5.75% Senior Notes due 2017 (collectively, the “Notes”) in each case issued by Harrah’s Operating Company, Inc. (“Harrah’s Operating”), a subsidiary of Harrah’s, from HBC, for aggregate consideration of approximately $557 million. Harrah’s intends to use the proceeds for general corporate purposes, including further balance sheet optimization and strategic investments.

Paulson and the Sponsors have also agreed in the Investment and Exchange Agreements to exchange a total of $1,118 million face amount of the Notes at a specified exchange ratio in a private exchange for up to approximately 15.6% of the common equity of Harrah’s (the “Exchange”). Paulson has agreed to exchange up to $710 million of Notes for approximately 9.9% of Harrah’s equity and the Sponsors, who are the existing controlling stockholders of Harrah’s, have agreed to exchange up to $408 million of Notes for approximately 5.7% of Harrah’s equity on the same terms and conditions as Paulson. Any Notes exchanged for equity in the Exchange will be held by HBC and will remain outstanding for purposes of Harrah’s Operating, which will continue to pay interest to HBC on such Notes.

Following receipt of required regulatory approvals and prior to the Exchange, Harrah’s will register Paulson’s shares of newly-authorized voting common stock with the Securities and Exchange Commission so that Paulson will receive registered voting common stock in the Exchange. Voting common stock issuable to the Sponsors will not be registered.

No board seat or other governance rights will be afforded to Paulson in connection with this investment, and the Sponsors will continue to exercise control over Harrah’s following completion of these transactions.

Closing of the Exchange will be subject to certain conditions, including the receipt of required approvals from applicable gaming and other regulatory authorities, and there can be no assurance that such conditions will be satisfied. It is anticipated that closing of the purchase and sale of additional Notes will occur promptly following the date hereof, with closing of the Exchange to occur during the fourth quarter of 2010 or the first quarter of 2011.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits.

Exhibit No.	Description

10.1	Investment and Exchange Agreement, dated as of June 3, 2010, among Harrah’s Entertainment, Inc., Harrah’s BC, Inc. and Paulson & Co. Inc., on behalf of the several investment funds and accounts managed by it.

10.2	Investment and Exchange Agreement, dated as of June 3, 2010, among Harrah’s Entertainment, Inc., Harrah’s BC, Inc., Apollo Management VI, L.P., on behalf of certain affiliated investment funds, and TPG Capital, L.P., on behalf of certain affiliated investment funds.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HARRAH’S ENTERTAINMENT, INC.

Date: June 4, 2010	By:	/s/ MICHAEL D. COHEN
Michael D. Cohen Vice President, Associate General Counsel and Corporate Secretary

EXHIBIT INDEX

Exhibit No.	Description

10.1	Investment and Exchange Agreement, dated as of June 3, 2010, among Harrah’s Entertainment, Inc., Harrah’s BC, Inc. and Paulson & Co. Inc., on behalf of the several investment funds and accounts managed by it.

10.2	Investment and Exchange Agreement, dated as of June 3, 2010, among Harrah’s Entertainment, Inc., Harrah’s BC, Inc., Apollo Management VI, L.P., on behalf of certain affiliated investment funds, and TPG Capital, L.P., on behalf of certain affiliated investment funds.